SUB-ADVISORY AGREEMENT

TEMPLETON FOREIGN SMALLER COMPANIES FUND
a series of Franklin Templeton International Trust

            THIS SUB-ADVISORY AGREEMENT made as of 1st day of December, 2015, by and between TEMPLETON INVESTMENT COUNSEL, LLC (“TICL”), a Delaware limited liability company, and FRANKLIN TEMPLETON INVESTMENTS CORP. (“FTIC”), an Ontario, Canada corporation.

WITNESSETH

WHEREAS, TICL and FTIC are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are engaged in the business of supplying investment management services, as an independent contractor;

WHEREAS, TICL, pursuant to an investment management agreement (“Investment Management Agreement”), has been retained to render investment advisory services to TEMPLETON FOREIGN SMALLER COMPANIES FUND (the “Fund”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, from time to time, members of the Fund’s portfolio management team will be employed by FTIC, and TICL wishes to enter into this Agreement with FTIC to enable such persons to perform their responsibilities as members of the Fund’s portfolio management team.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.         TICL hereby retains FTIC and FTIC hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

            (a)        Subject to the overall policies, control, direction and review of the Fund’s Board of Trustees (the “Board”) and to the instructions and supervision of TICL, FTIC agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents in the Fund. TICL will continue to provide all research services in respect of the Fund and have full responsibility for all investment advisory services provided to the Fund.

            (b)        Both FTIC and TICL may place all purchase and sale orders on behalf of the Fund.

            (c)        Unless otherwise instructed by TICL or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by TICL or by the Board, FTIC shall report daily all transactions effected by FTIC on behalf of the Fund to TICL and to other entities as reasonably directed by TICL or the Board.

            (d)        For the term of this Agreement, FTIC shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. Any team members shall also be available to attend such meetings of the Board as the Board may reasonably request.

            (e)        In performing its services under this Agreement, FTIC shall adhere to the Fund’s investment objective, policies and restrictions as contained in the Fund’s Prospectus and Statement of Additional Information, and in the Fund’s Agreement and Declaration of Trust, and to the investment guidelines most recently established by TICL and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

            (f)        In carrying out its duties hereunder, FTIC shall comply with all reasonable instructions of the Fund or TICL in connection therewith. Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolutions has been supplied to FTIC.

2.         In performing the services described above, FTIC shall use its best efforts to obtain for the Fund the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Board, FTIC may, to the extent authorized by law and in accordance with the terms of the Fund’s Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, FTIC shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

            3.         (a)        TICL shall pay to FTIC a monthly fee in U.S. dollars equal to 10% of the net investment advisory fee payable by the Fund to TICL (the “Net Investment Advisory Fee”), calculated daily, as compensation for the services rendered and obligations assumed by FTIC during the preceding month.

                        For purposes of this Agreement, the Net Investment Advisory Fee payable by the Fund to TICL shall equal (i) 96% of an amount equal to the total investment management fees payable to TICL, minus any Fund fees and/or expenses waived or reimbursed by TICL, minus (ii) any fees payable by TICL to Franklin Templeton Services, LLC for fund administrative services.

            The subadvisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by TICL relating to the previous month.

            (b)        If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4.         It is understood that the services provided by FTIC are not to be deemed exclusive. TICL acknowledges that FTIC may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Fund (collectively, “Clients”). TICL agrees that FTIC may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. In providing services, FTIC may use information furnished by others to TICL and FTIC in providing services to other such Clients.

5.         TICL agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

6.         During the term of this Agreement, FTIC will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and TICL will be responsible for all of their respective expenses and liabilities.

7.         FTIC shall, unless otherwise expressly provided and authorized, have no authority to act for or represent TICL or the Fund in any way, or in any way be deemed an agent for TICL or the Fund.

8.         FTIC will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTIC may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

9.         This Agreement shall become effective as of the date first written above and shall continue in effect for two years.  If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund's Board of Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Fund's Board of Trustees as a whole.

10.       (a)        Notwithstanding the foregoing, this Agreement may be terminated (i) at any time, without the payment of any penalty, by the Board upon written notice to TICL and FTIC, or by vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (ii) by TICL or FTIC upon not less than sixty (60) days’ written notice to the other party.

            (b)        This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Investment Management Agreement between TICL and the Fund.

11.       (a)        In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FTIC, neither FTIC nor any of its directors, officers, employees or affiliates shall be subject to liability to TICL or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

            (b)        Notwithstanding paragraph 11(a), to the extent that TICL is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”) for any acts undertaken by FTIC pursuant to authority delegated as described in Paragraph 1(a), FTIC shall indemnify TICL and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

            (c)        No provision of this Agreement shall be construed to protect any director or officer of TICL or FTIC from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

12.       In compliance with the requirements of Rule 31a-3 under the 1940 Act, FTIC hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. FTIC further agrees to preserve for periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a‑1 under the 1940 Act.

13.       Upon termination of FTIC’s engagement under this Agreement or at the Fund’s direction, FTIC shall forthwith deliver to the Fund, or to any third party at the Fund’s direction, all records, documents and books of accounts which are in the possession or control of FTIC and relate directly and exclusively to the performance by FTIC of its obligations under this Agreement; provided, however, that FTIC shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case FTIC shall provide the Fund or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

            Termination of this Agreement or FTIC’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

15.       TICL will furnish to FTIC properly certified or authenticated copies of the resolutions of the Board authorizing the appointment of FTIC and approving this Agreement as soon as such copies are available.

16.       Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery or by facsimile transmission and shall be effective upon receipt. Notices and communications shall be given:

(i)	to TICL:

300 S.E. 2nd Street

Fort Lauderdale, Florida 33301-1923

Facsimile: 954-527-7329

(ii)	to FTIC:

200 King Street West, Suite 1500

Toronto, Ontario, Canada M5H 3T4

Facsimile: 416-364-4708

17.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida.

18.       FTIC acknowledges that it has received notice of and accepts the limitations of the Fund’s liability as set forth in its Agreement and Declaration of Trust. FTIC agrees that the Fund’s obligations hereunder shall be limited to the assets of the Fund, and that FTIC shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Fund.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

TEMPLETON INVESTMENT COUNSEL, LLC

By:  /s/Lori A. Weber
Lori A. Weber
Vice President and Secretary

FRANKLIN TEMPLETON INVESTMENTS CORP.

By: /s/Donald F. Reed
Donald F. Reed
President & Chief Executive Officer